Exhibit 99.1

   American Residential Reports Third Quarter 2003 Earnings and Provides 2004 Earnings Guidance; Affirms 2003 Earnings Estimates at High End of Guidance Range

    SAN DIEGO--(BUSINESS WIRE)--Nov. 6, 2003--American Residential Investment Trust, Inc. (AMEX(R):INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide, today reported third quarter 2003 results and affirmed its increased full-year 2003 earnings guidance at higher end of the range. Highlights included:

        -- Third quarter consolidated net income was $7.8 million or $0.91 per diluted share, inclusive of $724 thousand or $0.08 per diluted share related to tax benefits;

        -- Third quarter consolidated pretax earnings were $11.0 million or $1.29 per diluted share;

        -- Year-to-date consolidated net income was $29.4 million or $3.45 per diluted share, inclusive of $9.9 million or $1.16 per diluted share related to tax benefits;

        --  Book value per diluted share was $10.42 as of September
            30, 2003;

        -- Cash and cash equivalents were $46.5 million as of September 30, 2003, an increase of 58% from June 30, 2003;

        -- Funded $3.0 billion in mortgage loans through American Mortgage Network in the third quarter;

        -- Aggregate warehouse funding facilities rose to $1.4 billion;

        -- Expects 2003 projected consolidated net income to be at the higher end of previous guidance range, or approximately $3.70 per diluted share; expects 2003 mortgage loan production to be $10.5 billion; and

        -- Provides 2004 outlook of $12 billion to $13 billion in mortgage loan production and $1.75 to $2.00 in diluted earnings per share, assuming a 42% combined federal and state tax rate, up from approximately 33% in 2003.

    Consolidated Results

    American Residential reported consolidated net income of $7.8 million, or $0.91 per diluted share for the third quarter of 2003. Third quarter 2003 results included a tax benefit of $724 thousand, or $0.08 per diluted share, due to the realization of additional deferred tax assets associated with net operating loss carry forwards in American Residential Investment Trust (AMREIT). The deferred tax asset realization resulted from an increase in profitability from the Company's mortgage banking subsidiary, AmNet. The Company's year-to-date consolidated net income was $29.4 million, or $3.45 per diluted share, inclusive of $9.9 million, or $1.16 per diluted share, in tax benefits.
    John M. Robbins, Chief Executive Officer, said, "Third quarter earnings were strong, attributable largely to robust loan production and a hedging strategy that worked effectively during a period of extreme volatility in the market price for mortgages. The Company has been transitioning to a purchase market as the refinance market tapers off. According to the National Association of Realtors(R), existing home sales in September increased to a record seasonally adjusted annual rate of 6.69 million units due to low interest rates. The Company also undertook several key initiatives in the third quarter, including a major upgrade to the Company's proprietary technology platform to substantially increase our processing capability and scalability. We also accelerated our expansion plan to propel AmNet's organic growth by continuing to recruit seasoned regional managers and account executives."
    The Company's cash and cash equivalents balance was $46.5 million at September 30, 2003, as compared to approximately $29.3 million at June 30, 2003, an increase of approximately 58%. The Company's basic and diluted book values per share were $11.30 and $10.42, respectively, at September 30, 2003.
    The Company reports its results in two segments -- mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

    Mortgage Banking Business -- American Mortgage Network (AmNet)

    AmNet funded $3.0 billion in home loans during the third quarter of 2003 compared to $3.2 billion for the second quarter of the year. AmNet sells the loans it funds on a servicing-released basis to investors who include major correspondent servicers and Wall Street dealers.

    AmNet Operating Results

    For the third quarter of 2003, AmNet reported pre-tax income of $9.8 million, as compared to $9.8 million in the second quarter of 2003.
    Gain on the sale of loans and other fee income, net of hedging, totaled $24.7 million in the third quarter, or approximately 81 basis points on $3.0 billion in loan fundings, as compared to 74 basis points on $3.2 billion in fundings in the second quarter of 2003. While interest rate fluctuations in the third quarter decreased the gross loan sale margin, AmNet's hedging strategy was extremely effective and contributed to the increased basis point gain.
    AmNet hedges to mitigate the potential adverse impact that interest rate fluctuations can have on the value of its loan pipeline. The interest rate risk is represented by the interest rate commitments, or locks, AmNet makes to borrowers. AmNet's hedges are designed to protect profit margins on locked loans and on closed loans before they are committed for sale. The hedge instruments used by AmNet are forward sale commitments of mortgage backed securities ("TBA") and options to sell mortgage-backed securities.
    Gross interest income was $10.4 million and was offset by interest expense of $4.5 million, resulting in net interest spread on loans held for sale during the third quarter of $ 5.8 million, or approximately 19 basis points on third quarter loan fundings of $3.0 billion.
    AmNet's operating expenses, total expenses of $25.4 million less interest expense of $4.5 million, were $20.8 million during the third quarter, or approximately 69 basis points on total loan fundings. These expenses included an estimated $9.3 million in sales commissions and other variable expenses, representing approximately 45% of operating expenses.
    Commenting on the Company's mortgage banking operations, Robbins said, "Our expansion strategy is continuing with 21 branches now operational. In 2004, our plan is to be located in the top 30 Metropolitan Statistical Areas (MSAs) with 200 account executives. These markets have strong housing demographics that enable us to ramp up quickly with a local team. Our customer base now consists of close to 4,000 mortgage brokers nationwide. We are not only expanding into new markets, but are also continuing to add commissioned account executives to existing branches, capitalizing on the consolidation that took place in the third quarter, to extend our reach in the broker community and grow our market share."
    During the third quarter of 2003, AmNet's warehouse loan funding capacity grew from $1.3 billion to $1.4 billion. AmNet has lending partnerships with Countrywide Warehouse Lending, UBS Warburg Real Estate Securities Inc., JPMorgan Chase Bank, and GMAC's Residential Funding Corporation.

    Mortgage Asset Portfolio Investments (AMREIT)

    The Company's total mortgage assets held for portfolio investment were approximately $186 million at September 30, 2003, compared to $209 million at June 30, 2003. Since 1999, the dollar value of the Company's portfolio of mortgage assets has declined due to the strategic decision to re-deploy capital into AmNet, the Company's mortgage banking subsidiary. In the third quarter of 2003, the Company had pretax income attributable to its mortgage asset portfolio investments of $1.2 million compared to $939 thousand for the second quarter of 2003.
    In the third quarter of 2003 interest income on the mortgage asset portfolio was $2.7 million and interest expense was $1.1 million, resulting in a net interest spread of $1.6 million, or approximately 3.3% of September 30, 2003 portfolio assets on an annualized basis, compared to second quarter interest income of $2.8 million and interest expense of $1.2 million, resulting in a net interest spread of $1.7 million. Non-cash loan premium amortization expenses in the quarter ended September 30, 2003 totaled approximately $825 thousand.

    2003 Guidance

    The Mortgage Bankers Association (MBA) expects 2003 overall market size to be approximately $3.3 trillion. AmNet expects to fund approximately $2.2 billion in the fourth quarter, bringing total funding to approximately $10.5 billion for 2003.
    The Company's net income for the fourth quarter is expected to be approximately $0.25 per diluted share. For 2003, consolidated net income is projected to be at the higher end of the Company's previously announced guidance range, or approximately $3.70 per diluted share, inclusive of tax benefits. This guidance is based on an assumed combined federal and state tax rate of approximately 33%. Based on 2003 earnings guidance, basic book value per share would be approximately $11.57 at December 31, 2003.

    2004 Guidance

    The Mortgage Bankers Association (MBA) expects 2004 overall market size to be approximately $1.5 trillion, based on a strong purchase market that is fueled by low interest rates, an economic recovery and job creation. AmNet expects to fund approximately $12 billion to $13 billion of mortgage loans in 2004, with monthly loan volumes increasing to $1.5 billion by the end of 2004 in conjunction with organic expansion in the Company's nationwide network.
    Commenting on expectations for 2004, Robbins remarked, "Interest rates remain low by historic standards. Thirty-year fixed mortgages are expected to be in the range of 6.00% to 6.75% as the employment rate grows and the economy recovers. The MBA predicts a strong purchase market with residential originations totaling $1.5 trillion in 2004, which would still represent one of the five largest markets in mortgage industry history. While aware of the challenge, we believe we will increase our market share and grow year-over-year loan production despite an overall market contraction of about 55% between 2003 and 2004. AmNet is a young company with significant growth opportunities in several major metropolitan markets. Locations targeted for possible regional branch expansion include Los Angeles, San Francisco, San Jose, Kansas City, St. Louis, Salt Lake City and Detroit."
    He added, "We believe that mortgage brokers will continue to dominate originations. From our research, we know they appreciate doing business with a lender who is strictly wholesale rather than one that competes with them in the retail channel. Our ability to offer a broad selection of loan products from multiple investors helps make brokers successful by serving the needs of both existing and first-time homebuyers."
    After-tax income for 2004 is expected to be in the range of $15 million to $17 million, or $1.75 to $2.00 per diluted share. Pre-tax earnings for 2004 are anticipated to be in the range of $26 to $30 million. This would represent a decline of up to 20% from estimated 2003 pre-tax earnings due to increased infrastructure costs, including new loan production offices, as well as the assumption that AmNet will realize lower per loan revenues due to competitive pressure. Additionally, because the Company has recognized the majority of its tax benefits in the last nine months, the combined federal and state tax rate is assumed to be 42% in 2004 versus approximately 33% in 2003.
    Commenting on specific 2004 metrics, Judith A. Berry, Executive Vice President and Chief Financial Officer, concluded, "As we transition to a purchase environment and execute our expansion plan, we expect loan volume and profits to decrease during the fourth quarter of 2003 and first quarter of 2004. However, loan volume and profits should increase in the second half of 2004. This has been anticipated as refinances decline and we shift to a more normal purchase market. We are confident that well-executed expansion plans will permit us to increase year-over-year loan production in 2004 and 2005 as the full impact of AmNet's market share growth is realized. Furthermore, the Company's strong cash position, representing over half of our stockholders equity balance at September 30, 2003, gives us the ability to consider a variety of options to enhance stockholder value. The Company's current priority for its cash is to ensure adequate reserves to support the anticipated growth in branch locations and loan volume. As growth goals are met, the Board of Directors will consider alternative uses which could include dividends, share repurchase and new business development."

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss third quarter operating performance and outlook. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amerreit.com and click on the link that appears on the home page. The webcast will also be available live at www.fulldisclosure.com.
    An online replay will be available at www.amerreit.com for one year. A telephone replay will be available through November 13, 2003 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 3749618. Electronic versions of news releases may be accessed via the Company's web site at www.amerreit.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Minnesota, New Jersey, North Carolina, Oregon, Rhode Island, Texas, Virginia and Washington.
    AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 47 states and the District of Columbia either by license or exemption. AmNet has close to 4,000 broker customers across the nation. For more information, please visit www.amnetmortgage.com.

    About American Residential Investment Trust

    American Residential Investment Trust, Inc. is the parent company of American Mortgage Network. For more information, please visit www.amerreit.com.

    Forward Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding Company expansion plans for branch locations and account executives in 2004, the MBA's expected mortgage market size in 2003 and 2004, AmNet's expected mortgage loan fundings in the fourth quarter and year 2003, the Company's anticipated net income for the fourth quarter and year 2003, the Company's assumed combined federal and state income tax rates for 2003 and 2004, the Company's basic book value per share at December 31, 2003, AmNet's expected mortgage loan funding volume range for 2004 and monthly funding volume by the end of 2004, thirty-year fixed mortgage rates in 2004, the Company's belief that AmNet will increase its market share in 2004 and produce more loans than in 2003, potential cities for new branch locations, the Company's belief that mortgage brokers will continue to dominate mortgage originations, expected after-tax and pre-tax earnings for the Company in 2004, the expectation that loan volumes will decrease in the fourth quarter of 2003 and the first quarter of 2004, but increase in the second half of 2004 and the expectation that the Board of Directors will consider alternative uses for the Company's cash including dividends, share repurchase and new business development. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market; uncertainty as to the percentage of the loan pipeline that will result in mortgage loan fundings; fluctuation in the margins, net of hedging, of loans in the Company's pipeline; the predictability of the Company's expenses; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the availability of financing for the funding of mortgage loans; the Company's liquidity position; the availability of qualified mortgage professionals and other risk factors outlined in American Residential's SEC reports.



             AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.

----------------------------------------------------------------------
                               Three     Three      Nine      Nine
                               Months    Months     Months    Months
                               Ended     Ended      Ended     Ended
                             -------------------- --------------------
                             9/30/2003 9/30/2002  9/30/2003 9/30/2002
                             -------------------- --------------------
Income Statement

Mortgage Banking Segment:
Revenues

Gain on sales of loans         $9,580   $18,808    $62,760   $25,254
                             -------------------- --------------------
Derivative financial
 instruments:
  Treasury futures and
   options and related
   commissions and fees             -    (8,000)         -   (18,123)
  Forward sales of mortgage
   backed securities (MBS)
   and options on MBS           4,194    (9,668)     1,115    (9,791)
  Market adjustment on loan
   commitment pipeline         10,955     2,466      2,539     4,311
                             -------------------- --------------------
           Total derivative
            financial
            instruments        15,149   (15,202)     3,654   (23,603)
                             -------------------- --------------------
Interest on mortgage assets    10,381     4,158     23,843     8,051
Other income                       24         2         76         8
                             -------------------- --------------------
          Total revenue, net
           of derivative
           financial
           instruments         35,134     7,766     90,333     9,710
                             -------------------- --------------------

Expenses
Interest expense                4,535     2,409     10,656     4,233
Operating expenses             20,840     7,707     53,216    17,951
                             -------------------- --------------------
          Total expenses       25,375    10,116     63,872    22,184
                             -------------------- --------------------

Income (loss) before income
 taxes - Mortgage Banking
 Segment                       $9,759   $(2,350)   $26,461  $(12,474)

Mortgage Asset Portfolio
 Segment:
Revenues
Interest on mortgage assets    $2,665    $2,999     $8,841   $13,520
Other income                      534       243        945     1,073
Litigation Settlement               -         -          -    10,281
                             -------------------- --------------------
          Total revenue         3,199     3,242      9,786    24,874
                             -------------------- --------------------

Expenses
Interest expense                1,111     2,383      3,800     8,458
Provision for loan losses         764     1,492      2,478     4,619
(Gains) Loss on sale of real
 estate owned, net               (236)     (281)      (751)      152
Operating expenses                330       844      1,733     2,281
                             -------------------- --------------------
          Total expenses        1,969     4,438      7,260    15,510
                             -------------------- --------------------

Income (loss) before income
 taxes - Mortgage Asset
 Portfolio Segment             $1,230   $(1,196)    $2,526    $9,364

Consolidated Income (loss)-
 Combined Segments            $10,989   $(3,546)   $28,987   $(3,110)
Provision for income taxes      3,945         -      9,423         7
Income tax benefit from
 termination of REIT status      (724)        -     (9,865)        -
          Consolidated Net
           Income (loss)       $7,768   $(3,546)   $29,429   $(3,117)
Per Share Data
-----------------------------
Weighted average common
 shares outstanding         7,858,733 7,879,229  7,861,665 7,892,563
Consolidated income (loss)
 per share basic                $0.99    $(0.45)     $3.74    $(0.39)
Consolidated income (loss)
 per share diluted              $0.91    $(0.45)     $3.45    $(0.39)


Loan Origination Data
-----------------------------
Total mortgage loans funded
 in period ($ millions)        $3,033    $1,263     $8,319    $2,216
Number of loans funded         17,218     7,005     46,763    12,585

Balance Sheet Data
-----------------------------
Cash and cash equivalents     $44,357   $11,650
Restricted cash                 2,100     2,856

Bond collateral mortgage
 loans and real estate owned,
 net of reserves              185,931   305,682

Mortgage loans held for sale,
 net                          367,013   243,929

Total assets                  616,676   595,389

Short-term debt               352,778   255,890

Long-term debt, net           153,283   273,016

Total stockholders' equity    $88,827   $54,826
Book value per share basic     $11.30     $6.96
Book value per share diluted   $10.42     $6.96

Debt to equity ratio            5.7:1     9.6:1

----------------------------------------------------------------------

    ($ in thousands, except per share data and as noted)



    CONTACT: American Residential Investment Trust, Inc., San Diego
             Investor and Analyst Relations:
             Judith Berry, Executive Vice President and Chief
             Financial Officer, 858-909-1230
             jberry@amnetmortgage.com
                 or
             Clay Strittmatter, Senior Vice President, Finance
             858-909-1340
             cstrittmatter@amnetmortgage.com
                 or
             FRB -- Weber Shandwick
             Rose Tucker, 310-407-6522
             rtucker@webershandwick.com
                 or
             American Residential Investment Trust, Inc.
             Media Relations:
             Kasey Emmel, Vice President, Marketing & Communications
             858-909-1335
             kemmel@amnetmortgage.com
                 or
             Forti Communications Inc.
             Corinne Forti, President, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com